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                                                                   EXHIBIT 99.18

Contact: Karin Demler (615) 263-3005

                       CORRECTIONS CORPORATION OF AMERICA
                          COMPLETES SALE OF INTEREST IN
              AGECROFT PRISON FACILITY LOCATED IN SALFORD, ENGLAND

        NASHVILLE, Tenn. - (BUSINESS WIRE) - April 10, 2001 - Corrections Corporation of America (NYSE: CXW - news) announced today that it has completed the sale of its interest in its Agecroft prison facility located in Salford, England to an affiliate of Abbey National Treasury Services, a London-based banking institution. The sale, which was completed through the sale of all of the stock of Agecroft Properties, Inc., a wholly-owned subsidiary of CCA, generated cash proceeds to CCA of approximately $65.7 million, after the payment of certain closing costs and tax withholding, which were used to immediately pay down a like portion of amounts outstanding under CCA's senior credit facility. Under the terms of the senior credit facility, the Agecroft transaction was required to be completed on or before April 30, 2001, the expiration of the applicable grace period under the facility.

        "We are pleased to have completed the Agecroft transaction under the terms of our credit facility and pay down an additional portion of our outstanding debt," stated William F. Andrews, chairman of the board of directors of CCA. "This is another important step in CCA's efforts to restructure its indebtedness in a manner that will rationalize our capital structure and allow us to seek more attractive refinancing terms for our permanent debt."

        On April 2, 2001, CCA filed for an extension with the U.S. Securities and Exchange Commission (the "Commission") to the filing deadline for its Annual Report on Form 10-K for the year ended December 31, 2000 in connection with its efforts to complete the Agecroft transaction. CCA intends to file the Form 10-K with the Commission as soon as is practicable, but in no event later than April 17, 2001.

ABOUT THE COMPANY

        CCA is the world's largest provider of detention and corrections services to governmental agencies, with approximately 61,000 beds in 65 facilities under contract for management in the United States and Puerto Rico. CCA's full range of services includes design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

FORWARD-LOOKING STATEMENTS

        This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause actual results to differ are described in CCA's documents filed with the Commission. CCA does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.